Exhibit 10.37

LONGS DRUG STORES CORPORATION

2003 EXECUTIVE INCENTIVE PLAN

(As amended through November 13, 2007)

1.	Purpose

The purpose of this Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent on the achievement of certain Performance Goals related to the performance of Longs Drug Stores Corporation (the “Company”) and its operating units. This Plan is designed to ensure that the incentives paid hereunder to executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”). Accordingly, the adoption of this Plan as to “covered employees” under Code Section 162(m) is subject to the approval of the Company’s stockholders pursuant to Code Section 162(m).

2.	Definitions

The following definitions shall be applicable throughout the Plan:

(a) “Award” means the amount of bonus payable under the Plan to a Participant with respect to a Performance Period.

(b) “Board” means the Board of Directors of the Company.

(c) “Committee” means the Compensation Committee of the Board or another Committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(d) “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(e) “Performance Goals” means one or more objective measurable performance factors as determined by the Committee with respect to each Performance Period based upon one or more factors, including, but not limited to: operating income before provisions for LIFO accounting, taxes, contributions to the Company’s profit sharing plan, and executive bonuses; cash flow return on investment; sales revenue; operating cash flow; pre-tax earnings; earnings; profit; earnings before taxes; earnings before interest, depreciation, taxes and amortization; working capital; return on equity; net income; operating income; revenue; earnings per share, economic value added (“EVA”), stock price, price/earnings; return on assets (or total assets) return on earning assets; operating expenses; selling, general and administrative expenses; inventory (or inventory turnover); debt; profit margin (net income/sales); accounts receivable (or accounts receivable turnover, collection periods); writeoffs; cash; cost of goods sold; liquidity (current assets/current liabilities); and debt to equity. Bonuses paid to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors.

(f) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(g) “Plan” means this Longs Drug Stores Corporation 2003 Executive Incentive Plan, as amended from time to time.

3.	Administration

The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of payment targets and the amount of the Awards payable under the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

4.	Eligibility

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.	Amount of Bonus

With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal or Goals to be met during such Performance Periods (increased or decreased, in each case in accordance with factors adopted by the Committee with respect to the Performance Period that relate to unusual or extraordinary items). The selection and adjustment of applicable Performance Goals and targets shall occur in compliance with the rules of Code Section 162(m). The maximum amount of any Awards that can be paid under the Plan to any Participant during any Performance Period is the annualized amount of 300% of the highest rate of base salary paid to any executive of the Company with respect to the fiscal year ending in 2003 as reported in the Company’s proxy statement for the 2003 annual meeting. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period in its sole discretion.

6.	Payment of Bonus

(a) Unless otherwise determined by the Committee, a Participant must be on the Company’s payroll on the date the bonus is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b) Bonus payments may be made (i) in cash, (ii) in shares of Company stock granted under the Company’s 1995 Long-Term Incentive Plan, as replaced, modified, amended or supplemented from time to time (the “1995 Stock Plan”) or under the Company’s Non-Executive Long-Term Incentive Plan, as replaced, modified, amended or supplemented from time to time (the “Non-Executive Plan”), and/or (iii) in options to purchase Company stock granted under the Company’s 1995 Stock Plan or the Non-Executive Plan, as determined by the Committee in its sole discretion. The number of shares granted shall be determined by dividing the cash amount forgone by the Fair Market Value (as defined under the 1995 Stock Plan or the Non-Executive Plan) of a share on the date in question. Options granted pursuant to this Section 6 shall have a fair value equal to the amount of cash forgone, which fair value shall be based on the Black-Scholes or other objective method determined by the Committee, in its sole discretion.

(c) Any distribution made under this Plan shall occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award; provided, that (i) no Award shall become payable to a Participant with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied, and (ii) such distribution shall occur prior to the 15th day of the 3rd month following the end of the tax year of the Participant or the Company (whichever is later) in which the end of the Performance Period occurs.

(d) If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant’s beneficiary, as designated under the Plan, within the same time period in which the Award otherwise would have been paid to the Participant.

7.	General

(a) REGISTRATION OF STOCK. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the “Act”), any of the shares of Company common stock distributed under the Plan, if any. If the shares of Company common stock distributed under the Plan, if any, are in certain circumstances exempt from registration under the Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(b) TAX WITHHOLDING. The Company shall have the right to deduct from all Awards paid in cash any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. In the case of Awards settled in Company common stock, the person receiving such common stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such common stock or, at the Committee’s sole discretion, the Company may withhold a number of shares of Company common stock which have a fair market value equal to the amount of such withholdings. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

(c) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(d) BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under this Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(e) NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(f) INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g) EXPENSES. The expenses of administering the Plan shall be borne by the Company.

(h) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(i) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(j) INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(k) GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

(l) AMENDMENTS AND TERMINATION. The Board may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

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